NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS SECOND QUARTER 2009 RESULTS FROM CONTINUING OPERATIONS

LUFKIN, Texas, July 15, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the second quarter of 2009.
Excluding the impact of a $1.3 million (net of tax), or $0.08 per diluted share provision related to the class-action lawsuit against the Company, earnings from continuing operations for the second quarter of 2009 declined to $6.0 million, or $0.40 per diluted share, compared with $21.2 million, or $1.42 per diluted share, for the second quarter of 2008.   Including the impact of the lawsuit, reported earnings from continuing operations for the second quarter of 2009 were $4.7 million, or $0.32 per diluted share.  Revenues declined 29% to $123.7 million compared to $174.5 million for the second quarter of 2008.
“As expected, the second quarter of 2009 was a difficult one for our entire industry,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “We felt the full brunt of the decline in commodity prices and the depressed global economy.
“Bookings in both our Oil Field and Power Transmission divisions were up from the first quarter of 2009, but they were down significantly from 2008 levels, when we saw record levels of activity.  A number of international projects continue to be deferred while some North American projects continue to be cancelled altogether, particularly by the majors.  However, cancellations were down significantly from the first quarter of 2009.
“This slowdown is impacting all our markets, but the U.S. market continues to be the most depressed.  We have seen significant declines in drilling activity in the Barnett and Haynesville shale gas basins primarily due to the depressed level of natural gas prices relative to the price of crude oil and gas-on-gas competition.  Depressed natural gas prices are impacting cash flows, and therefore, the budgets of both our major and independent oil and gas customers are being constrained.  As a result, crude oil projects are being delayed or cancelled as well.
“Our combined order backlog declined to $162.3 million in the second quarter from $309.7 million in the second quarter of last year and from $208.0 million at the end of the 2009 first quarter,” he added.
“We continue to view the uncertain energy markets and economic conditions as a short- to mid-term risk to our operations.  Although we expect it to take two more quarters for our customers to pull down existing inventories, we remain optimistic that the situation will begin to improve in the second half of 2009. In the Power Transmission Division, we have already seen signs of stabilization in orders for our high-speed gearboxes, and we are seeing opportunities in new markets for our artificial lift services and systems.
“We continue to take steps to reduce costs to improve our competitive position.  We have reduced our workforce by roughly 16% year to date, some operations were placed on short work weeks and overtime pay was eliminated.  We are continuing to work on unwinding commitments made late last year in our supply chain, and we should soon see the decline in material costs benefiting our profit margins.
“Our recent strategic acquisitions demonstrate that we remain focused on the longer term growth of the company.  Our most recent acquisition of RMT enhances our opportunities to provide a broader range of technology to the turbo compressor sector that supports the energy industry.”

 SECOND QUARTER RESULTS

Oil Field Division – Oil Field revenues for the second quarter of 2009 decreased 41% to $75.0 million, compared to $126.5 million in the second quarter of 2008.  By comparison, Oil Field revenues in the first quarter of 2009 totaled $111.7 million.  The year-over-year decrease was led by a 51% decline in new unit sales, primarily in North America, as well as a 38% drop in Automation sales.  Sales from recently acquired ILS contributed $4.2 million during the second quarter of 2009.  Oil Field’s new business bookings declined 83% from the second quarter of 2008 but were up 106% from the first quarter of 2009.  Oil Field’s backlog decreased to $53.1 million at the end of the second quarter from $170.9 million at the end of last year’s second quarter and $93.3 million at March 31, 2009.  This decrease was caused primarily by lower orders for new pumping units, as customers deferred or cancelled drilling programs in response to lower energy prices, and by the inventory overhang in a number of our customers’ fields.  The Oil Field Division experienced approximately $8 million in cancelled orders during the second quarter, which is down significantly from the first quarter.  The continued low level of drilling activity has also slowed our draws on raw materials inventory, which we built up during a higher-priced materials environment last year.  The Company believes supply costs have begun to bottom out, based on our internal unit cost analysis.
Power Transmission Division – Sales of Lufkin’s Power Transmission products increased   2% to $48.7 million compared to $48.0 million in last year’s second quarter, and increased by 18% from the first quarter of 2009.  The year-over-year increase was driven by a 3% increase in new unit sales to $38.1 million.  Bookings in Power Transmission increased 60% sequentially but declined 13% from a year ago to $43 million.
Power Transmission backlog at June 30, 2009, decreased to $109.1 million from $138.8 million at June 30, 2008, and $114.7 million at March 31, 2009.
Consolidated – Gross profit margin for the second quarter decreased to 21.8% of revenues, compared to 27.4% of revenues in last year’s second quarter.  Operating income, which includes the pre-tax impact of $2 million in additional litigation expense, declined to $6.4 million in the second quarter, compared to $30.8 million in last year’s second quarter.  Selling, general and administrative expenses as a percentage of revenues increased to 15% of revenues compared to 10% in the prior-year quarter as a result of declining revenues and the labor component of our SG&A expense.

OUTLOOK

“Volatility in oil prices continues to adversely affect our customers’ investment decisions.  The outlook for global economic recovery remains uncertain, which makes demand forecasts for energy an even less exact science than normal.  Against the backdrop of continued uncertainty, we are working aggressively to control costs and improve efficiencies, while at the same time investing in improvements in our people, our production equipment, and in developing technologies that differentiate our products by delivering more value to our customers.  We are also acquiring companies that fit our strategy for growth through expanding our base of product and service technologies,” Glick said.

CONFERENCE CALL

Lufkin will discuss its second quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (480) 629-9772 and ask for the “Lufkin Industries” call at least 10 minutes prior to the start.  The conference call will also be broadcast live via the Internet and can be accessed through the “Earnings Conference Call” page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through July 22 by dialing (303) 590-3030 and entering reservation number 4106097.

 Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Sales	$123,739	$174,488	$276,877	$315,558
Cost of sales	96,743	126,693	215,698	227,243
Gross profit	26,996	47,795	61,179	88,315
Selling, general and administrative expenses	18,593	16,976	37,023	33,741
Litigation reserve	2,000	0	5,000	0
Operating income	6,403	30,819	19,156	54,574

Other income (expense), net	675	715	1,215	933

Earnings from continuing operations before income tax provision	7,078	31,534	20,371	55,507

Income tax provision	2,344	10,356	6,537	18,744

Earnings from continuing operations	4,734	21,178	13,834	36,763

Earnings (loss) from discontinued operations, net of tax	(237)	55	(359)	99
Net earnings	$4,497	$21,233	$13,475	$36,862

Basic earnings per share:
Earnings from continuing operations	$0.32	$1.44	$0.93	$2.50
Earnings from discontinued operations	$(0.02)	$0.00	$(0.02)	$0.01
Net earnings	$0.30	$1.44	$0.91	$2.51

Diluted earnings per share:
Earnings from continuing operations	$0.32	$1.42	$0.93	$2.47
Earnings from discontinued operations	$(0.02)	$0.00	$(0.02)	$0.01
Net earnings	$0.30	$1.42	$0.91	$2.48

Dividends per share	$0.25	$0.25	$0.50	$0.50

Weighted average number of shares outstanding
Basic	14,860,803	14,772,015	14,860,799	14,707,037
Diluted	14,897,701	14,922,885	14,895,122	14,864,895

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	June 30,	Dec. 31,
	2009	2008
Current assets	$319,099	$385,738
Total assets	519,092	530,718
Current liabilities	58,874	88,813
Shareholders’ equity	418,928	413,937
Working capital	260,225	296,925

LUFKIN INDUSTRIES, INC.
Division Performance
(Thousands of dollars)

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2009	2008	2009	2008
Sales:
	Oil field	$74,994	$126,507	$186,677	$227,416
	Power transmission	48,745	47,981	90,200	88,142
	Total	$123,739	$174,488	$276,877	$315,558

		June 30,	March 31,	June 30,
		2009	2009	2008
Backlog:
	Oil field	$53,122	$93,306	$170,917
	Power transmission	109,138	114,708	138,785
	Total	$162,260	$208,014	$309,702

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,
	2009	2008

Earnings from continuing operations	$4,734	$21,178

Plus: Litigation reserve, net of tax	1,280	0

Adjusted net earnings from continuing operations	$6,014	$21,178

Diluted earnings per share:
Earnings from continuing operations	$0.32	$1.42
Plus: Litigation reserve	$0.08	$0.00
Adjusted net earnings	$0.40	$1.42

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